Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Senior Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2020

HIGH POINT, N.C. (March 4, 2020) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the third quarter ended February 2, 2020.

Fiscal 2020 Third Quarter Highlights

■
Net sales were $72.0 million, down 6.8 percent over the prior year, with mattress fabrics sales down 7.4 percent, upholstery fabrics sales down 5.7 percent, and home accessories sales down 11.0 percent.

■	Pre-tax loss (GAAP) for the third quarter of fiscal 2020 was $5.1 million, compared with pre-tax income of $4.3 million for the prior-year period.

■
Pre-tax income (non-GAAP) for the third quarter of fiscal 2020 was $2.4 million excluding a reversal of a $6.1 million contingent earnout liability and non-cash impairment charges of $13.6 million related to the home accessories division.  Pre-tax income for the prior-year period was $5.0 million excluding restructuring and related charges and credits and other non-recurring items resulting in a net charge of approximately $769,000.  (See reconciliation tables on page 9).

■
The company’s financial position reflected total cash and investments of $34.8 million and outstanding borrowings totaling $925,000 as of February 2, 2020, for a net cash position of $33.9 million.  (See summary of cash and investments table on page 8).

■	The company announced a quarterly cash dividend of 10.5 cents per share, payable in April.

■
The company repurchased 55,750 shares of Culp common stock during the third quarter of fiscal 2020, and subsequently repurchased an additional 86,746 shares through March 4, 2020, leaving approximately $3.3 million available under the share repurchase program approved by the company’s Board of Directors in September 2019.  The Board has approved an increase in the authorization for the company to repurchase shares back up to a total of $5.0 million.

Financial Outlook

■
The following expectations assume the coronavirus outbreak does not have a greater than anticipated impact on the company’s operations, which may affect each of the company’s divisions to varying levels.  Currently, the company has not experienced significant disruption in its China operations or supply chain due to the virus.  Management is monitoring the situation daily and following the company’s global pandemic disease contingency plan to protect the company’s workforce.  However, if conditions relating to the virus worsen, the company’s operations and supply chain, particularly in China, could face some disruption, and consumer confidence could be negatively affected.

■
The projection for the fourth quarter of fiscal 2020 is for overall sales to be slightly up compared to the same period last year.  Pre-tax income for the fourth quarter of fiscal 2020 is expected to be in the range of $1.9 million to $2.4 million.  Pre-tax income for the fourth quarter of fiscal 2019 was $1.5 million, which included a non-recurring charge of $500,000. Excluding this non‑recurring charge, pre-tax income for the fourth quarter of fiscal 2019 was $2.0 million.

■	Free cash flow for fiscal 2020 is expected to be moderately down compared to last year’s results.

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Culp Announces Results for Third Quarter Fiscal 2020

March 4, 2020

Third Quarter Fiscal 2020 Financial Results

For the third quarter ended February 2, 2020, net sales were $72.0 million, compared with $77.2 million a year ago.  On a pre-tax basis, the company reported a loss of $5.1 million, compared with pre‑tax income of $4.3 million for the prior-year period.  As previously disclosed on February 18, 2020, the financial results for the third quarter of fiscal 2020 included a reversal of a $6.1 million contingent earnout liability, as well as non-cash impairment charges of $13.6 million related to the home accessories division, resulting in a non-cash net charge of $7.6 million.  Excluding this net charge, pre‑tax income for the third quarter of fiscal 2020 was $2.4 million.  The financial results for the third quarter of fiscal 2019 included approximately $769,000 in restructuring and related charges and credits and other non-recurring items, due mostly to the closure of the company’s Anderson, South Carolina, production facility.  Excluding this net charge, pre-tax income for the third quarter of fiscal 2019 was $5.0 million.

The company reported a net loss attributable to Culp, Inc. shareholders of $58,000, or $0.00 per diluted share, for the third quarter of fiscal 2020, compared with net income of $3.2 million, or $0.25 per diluted share, for the third quarter of fiscal 2019.  The results for the third quarter of fiscal 2020 include the net non-cash charges described above, and the results for the third quarter of fiscal 2019 include the restructuring and related charges and credits and other non-recurring items noted above.

The effective income tax rates for the third quarter (19.0%) and year-to-date period (142.8%) of fiscal 2020 reflect the significant decline in the company’s projected annual consolidated taxable income, particularly in the U.S., and the mix of consolidated taxable income that is earned by the company’s foreign operations located in China and Canada that have higher income rates in relation to the U.S.  This current mix of taxable income has led to a significant increase in the effective income tax rate that is associated with the company’s Global Intangible Low Taxed Income (GILTI) Tax, which represents a U.S. income tax on foreign earnings.  Additionally, the company’s effective income tax rate significantly increased due to the income tax effects of the asset impairments associated with the company’s home accessories segment incurred during the third quarter that were attributable to non‑controlling interest.  Income taxes incurred in the U.S. on a cash basis for fiscal 2020 are expected to be minimal due to the projected utilization of the company’s U.S. Federal net operating loss carryforwards and immediate expensing of U.S. capital expenditures.

With respect to the noted impact of the GILTI Tax on the company’s effective income tax rate, the U.S. Treasury Department and IRS have issued proposed regulations that, if enacted, and if enacted as proposed, could provide the company with some relief from the GILTI Tax, subject to the timing of enactment.  There is no guarantee that the proposed regulations will be enacted, or that there won’t be changes to the final regulations that would reduce or eliminate the relief the company would otherwise benefit from under the proposed regulations.

Commenting on the results, Iv Culp, chief executive officer of Culp, Inc., said, “As previously announced, our results for the third quarter reflected lower than expected sales, particularly in our core business segments.  While several external factors affected our results for the third quarter, we believe Culp is well positioned for the medium and long term.  Our global platform is reactive and is a distinct competitive advantage for the company, providing the ability to quickly respond to changing market dynamics.  We also benefit from significant synergies across our business segments that foster collaboration in product development and allow us to better serve our customers in all markets.  Above all, we remain focused on innovation and creative designs in all our businesses, and we are confident in our product-driven strategy and ability to meet the changing demands of a diverse customer base.

“Throughout fiscal 2020, we have maintained our position as a trusted supplier of fabrics for a global marketplace.  Importantly, we have the financial strength to support and execute our strategies and continue returning funds to our shareholders.  We look forward to the opportunities ahead for the remainder of fiscal 2020 and beyond,” said Culp.

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Culp Announces Results for Third Quarter Fiscal 2020

March 4, 2020

Mattress Fabrics Segment

Mattress fabrics sales for the third quarter were $33.1 million, down 7.4 percent compared with sales of $35.7 million for the third quarter of fiscal 2019

“Our mattress fabrics sales were lower than anticipated for the third quarter of fiscal 2020, as we were pressured more than expected from holiday shutdowns and continued industry weakness for our legacy business customers,” said Sandy Brown, president of Culp’s mattress fabrics division.  “Mattress covers have become an increasingly important part of our business and losing multiple productive weeks for our CLASS cover operations in Haiti and China caused a more significant impact when combined with softness in our legacy business.  Also, the anti-dumping measures relating to low‑priced mattress imports from China have not yet provided the relief expected for the domestic mattress industry.

“In spite of these challenges, we continue to manage our business with a relentless focus on creative designs, innovative products, and exceptional service.  Our global platform supports these efforts with efficient production and distribution capabilities that provide a full complement of mattress fabrics and sewn covers, with the flexibility to adapt to evolving customer needs.  We are strengthened by our existing manufacturing operations in the U.S., Canada, Haiti, China, and our sourcing platform in Turkey.  We expect to add fabric production capabilities in Vietnam this calendar year, and we are also expanding our sewn cover production capabilities in Haiti with a new building and additional equipment.  We believe these expansions will enhance our abilities to serve customers.  Further, while the domestic disruption from low-priced mattress imports appears to be continuing as a result of many imports moving from China to other countries, we believe our strong global platform for fabric and covers in Asia has us well positioned to capture market share with imported mattresses going forward.

“Additionally, while the holiday shutdowns disrupted our CLASS operations in Haiti and China during the third quarter, we are pleased with the continued growth of our sewn mattress cover business.  Demand trends for mattress covers remain favorable, especially for the growing boxed bedding space, and we continue to develop fresh products with both new and existing customers.  With sewn cover production capabilities in the U.S., Haiti, and Asia, we have a strong platform that allows us to maximize our full supply chain potential from fabric to finished covers.

“We continue to invest in our design and marketing capabilities with the latest technologies to improve the customer experience and speed to market with new digital tools and project management software.  We recently unveiled our digital library at the January market in Las Vegas, along with advanced 3D rendering capabilities that allow for mapping of selected fabrics onto each part of the bed for an immediate visual image of the entire mattress fabric configuration.  We are very pleased with the initial customer response to this new merchandising service, which is being marketed as ‘Re.Imagine Culp Home Fashions.’  Our dedicated and focused product development and creative teams are driving the spirit of innovation in our mattress fabrics business, and we are excited about the opportunities to take a more active role in providing design consultation and collaboration to connect our products with specific customer demand.

“We are also enhancing our service platform as part of our ongoing efforts to be more responsive to customer demand with shorter lead times, and we are implementing a new inventory management process, which we believe will drive greater control and efficiency.  Simultaneously, we are focused on sustainability throughout our operations by working to utilize more recycled yarns and environmentally friendly chemical processes.  We are proud that we recently achieved landfill-free status at our Stokesdale, North Carolina, manufacturing facility, meaning substantially all of the waste generated from operations at this facility is diverted from the landfill and into a recycling program.  These ongoing efforts reflect our commitment to manage our operations in an environmentally responsible manner and promote a sustainable future for Culp and our customers.

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Culp Announces Results for Third Quarter Fiscal 2020

March 4, 2020

“Looking ahead, there are many opportunities to advance our position as a leading provider of mattress fabrics and sewn covers.  We believe we will benefit from our recent and ongoing efforts to further our design and service capabilities with advanced technologies that support our sales and marketing efforts with both legacy and new customers.  With scalable and efficient production competency across our global operations, and a renewed focus on innovation, Culp is well positioned to meet the needs of our customers in an expanding global marketplace,” said Brown.

Upholstery Fabrics Segment

Upholstery fabrics sales for the third quarter were $35.0 million, down 5.7 percent compared with sales of $37.1 million for the third quarter of fiscal 2019.

“Our upholstery fabrics business was affected by a slowdown in shipments heading into the Chinese New Year holiday, resulting in lower than expected sales for the quarter,” noted Boyd Chumbley, president of Culp’s upholstery fabrics division.  “It is difficult to predict the impact of the holiday shutdown from year to year, and this year we experienced a greater than expected decline in January leading up to the holiday period.  As a result, we showed a modest drop in sales compared with a very strong sales performance in the prior-year period, which was positively affected by advance customer purchases in anticipation of additional tariffs.

“In light of the uncertain business environment we faced, we are pleased with the overall performance of our upholstery fabrics business, particularly given the comparison to the strong third quarter in fiscal 2019.  We have a strong platform in China and stable, long-term supplier relationships that have been an important advantage for Culp, especially as we resumed operations at the end of the third quarter following the extended government-mandated shutdown in China associated with the coronavirus outbreak.  We believe this platform supports our ability to manage the current disruptions created by this outbreak and the procedures required by the Chinese government.  Also, our addition of cut and sew capabilities in Vietnam toward the end of fiscal 2019 has further augmented our Asia platform.

“Throughout fiscal 2020, we have continued to execute our strategic focus of introducing new products and diversifying our customer base.  We are especially pleased with the continued growth in our hospitality business, as we have extended our reach in this growing market.  Read Window Products (RWP), our window treatment and installation services business, has been a key driver of our growing sales in this business, and we are excited about the continued growth opportunities as we expand our product portfolio for the hospitality market.

“Product innovation is a hallmark of our success in the marketplace and provides a distinct competitive advantage for Culp.  Our line of highly durable, stain resistant, LiveSmart® fabrics continues to be very popular with both existing and new customers.  We are excited about the demand trends for LiveSmart Evolve™, our recently introduced line of sustainability fabrics featuring the use of recycled yarns along with the same stain-resistant performance. This product line has received extensive placements for the upcoming April furniture market, and we expect to see continued growth as a product that fulfills the desires of environmentally conscious consumers.  It also reflects our company-wide commitment to environmental responsibility and demonstrates our ongoing efforts to lead with innovation.

“Looking ahead, while the business environment remains uncertain with the health issues surrounding the coronavirus in China and beyond, we believe we are well positioned to execute our strategy with favorable results.  We have a unique combination of innovative products, creative designs, a growing customer base across both the residential and hospitality markets, and a global platform to support our business and meet changing customer demand.  As such, we remain confident in our ability to deliver another solid performance in our upholstery fabrics business in fiscal 2020,” added Chumbley.

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Culp Announces Results for Third Quarter Fiscal 2020

March 4, 2020

Culp Home Accessories Segment

Sales for this segment, which includes Culp’s e-commerce and finished products business offering bedding accessories and home goods, totaled $3.9 million for the third quarter of fiscal 2020, compared with $4.4 million for the third quarter of fiscal 2019. The third quarter operating loss for this segment showed meaningful sequential improvement as compared to the first and second quarters of fiscal 2020.

Commenting on the results, Culp said, “We have worked hard to refine our strategy and drive improved results for our home accessories segment.  While it is taking longer than we expected to reach our initial projections for this business, we are encouraged by recent opportunities with new online marketplaces and business-to-business sales channels. We remain dedicated to improving our performance on Amazon, a principal sales channel for our legacy e-commerce business, despite the challenging sales environment created primarily as a result of many new sellers operating on this platform in violation of Amazon’s normal terms of service. In tandem with these strategies, we are continuing to develop new products featuring Culp mattress fabrics and upholstery fabrics, and were pleased with a solid showing of these new products at the recent Las Vegas market. We remain optimistic about potential growth opportunities for Culp Home Accessories and the ability to leverage this sales channel and reach new customers for Culp.”

Balance Sheet

“We have maintained a sound financial position throughout fiscal 2020,” added Ken Bowling, executive vice president and chief financial officer of Culp, Inc.  “We reported total cash and investments of $34.8 million and outstanding borrowings totaling $925,000 as of February 2, 2020, for a net cash position of $33.9 million.  During the first nine months of this fiscal year, we spent $4.1 million on capital expenditures and returned $4.5 million to shareholders in regular dividends and share repurchases.  We had negative cash flow from operations of $(519,000) and negative free cash flow of $(4.7) million for the first nine months of the year due primarily to the timing of payments in advance of Chinese New Year shutdowns and higher than expected inventories.  This compared with cash flow from operations of $8.1 million and free cash flow of $5.9 million for the prior-year period (See reconciliation table on page 8).  With better working capital performance, including better management of inventory, we expect cash flow from operations and free cash flow to improve significantly in the fourth quarter of fiscal 2020.”

Dividends and Share Repurchases

The company also announced that the board of directors has approved the payment of a quarterly cash dividend of 10.5 cents per share.  This compares with 10.0 cents per share paid for the same period last year, reflecting an increase of five percent.  This payment will be made on April 15, 2020, to shareholders of record as of April 7, 2020.  Future dividend payments are subject to board approval and may be adjusted at the board’s discretion as business needs or market conditions change.

The company repurchased 55,750 shares of Culp common stock during the third quarter of fiscal 2020, and subsequently repurchased an additional 86,746 shares through March 4, 2020, leaving approximately $3.3 million available under the share repurchase program approved by the Board in September 2019.  The board has approved an increase in the authorization for the company to acquire its common stock back to a total of $5.0 million.  Shares may be repurchased, at the company’s discretion, from time-to-time in the open market or in privately negotiated transactions.

Since June 2011, the company has returned approximately $71.5 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

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Culp Announces Results for Third Quarter Fiscal 2020

March 4, 2020

Financial Outlook

Commenting on the outlook for the fourth quarter of fiscal 2020, Bowling remarked, “Importantly, our expectations for the fourth quarter assume the coronavirus outbreak does not have a greater than anticipated impact on the company’s operations, which may affect each of the company’s divisions to varying levels. Currently, we have not experienced significant disruption in our China operations or supply chain due to the virus.  We are monitoring the situation daily and following the processes and procedures provided for in the company’s global pandemic disease contingency plan to protect our workforce.  However, the potential impact of the coronavirus is difficult to estimate reasonably at this point given the fluidity in circumstances related to the disease and the actions being taken to contain its spread.  If conditions relating to the virus worsen, our operations and supply chain, particularly in China, could face some disruption, and consumer confidence could be negatively affected, which could adversely affect our financial results.

“Subject to those assumptions and limitations, we expect overall sales to increase slightly compared with the fourth quarter of last year.

“We expect mattress fabrics sales to be slightly down compared with the fourth quarter of last year due to continuing market pressure and softness in our legacy business during the fourth quarter, while operating income and margins are expected to increase slightly compared with the prior-year period.

“In our upholstery fabrics segment, we expect fourth quarter sales and operating income and margins to be slightly higher than the prior-year period.

“In our home accessories segment, we expect fourth quarter sales to be comparable to the fourth quarter of fiscal 2019.  We expect an operating loss for the fourth quarter, but with significant improvement compared to the prior-year period and continued quarter-over-quarter sequential improvement for fiscal 2020.

“Considering these factors, the company expects to report pre-tax income for the fourth fiscal quarter of 2020 in the range of $1.9 million to $2.4 million, excluding restructuring and related charges or credits, other non-recurring charges, and impairment charges, if any.  Pre-tax income for last year’s fourth quarter was $1.5 million, which included a non-recurring charge of $500,000.  Excluding this charge, pre-tax income for the fourth quarter of fiscal 2019 was $2.0 million.

“Based on our current projection, capital expenditures for fiscal 2020 are now expected to be in the $6.0 million to $6.5 million range.  Additionally, free cash flow for fiscal 2020 is expected to be moderately down as compared to last year’s results,” added Bowling.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China, and Haiti.

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Culp Announces Results for Third Quarter Fiscal 2020

March 4, 2020

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties that may cause actual events and results to differ materially from such statements.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements to reflect any changes in management’s expectations or any change in the assumptions or circumstances on which such statements are based, whether due to new information, future events, or otherwise.  Forward-looking statements are statements that include projections, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “anticipate,” “estimate,” “plan,” “project,” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, new product launches, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance or liquidity measures, as well as any statements regarding potential acquisitions, future economic or industry trends, or future developments.  There can be no assurance that the company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely.  The future performance of our business depends in part on our success in conducting and finalizing acquisition negotiations and integrating acquired businesses into our existing operations.  Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products.  Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies, could affect our financial results because a significant portion of our operations are located outside the United States.  Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places.  Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets.  The impact of public health epidemics on employees, suppliers, and the global economy, such as the coronavirus currently impacting China and beyond, could also adversely affect our operations and financial performance.  In addition, the impact of potential goodwill or intangible asset impairments could affect our financial results, including without limitation possible additional future write-downs with respect to our home accessories segment in accordance with our policy described in our Form 10-Q filed with the Securities and Exchange Commission on December 13, 2019 for the quarterly period ended November 3, 2019.  Finally, increases in market prices for petrochemical products can significantly affect the prices we pay for raw materials, and in turn, increase our operating costs and decrease our profitability.  Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2019 for the fiscal year ended April 28, 2019, and our subsequent periodic reports filed with the Securities and Exchange Commission.

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Culp Announces Results for Third Quarter Fiscal 2020

March 4, 2020

CULP, INC. Condensed Financial Highlights (Unaudited)
	Three Months Ended		Nine Months Ended
	February 2, 2020	January 27, 2019	February 2, 2020	January 27, 2019
Net sales	$71,998,000	$77,226,000	$219,465,000	$225,705,000
Income (loss) before income taxes	$(5,124,000)	$4,262,000	$1,826,000	$10,485,000
Net income (loss) attributable to Culp, Inc.	$(58)	$3,154,000	$3,580,000	$7,044,000
Net income (loss) attributable to Culp, Inc. per share:
Basic	$0.00	$0.25	$0.29	$0.56
Diluted	$0.00	$0.25	$0.29	$0.56
Average shares outstanding:
Basic	12,409,000	12,438,000	12,405,000	12,488,000
Diluted	12,409,000	12,465,000	12,421,000	12,593,000

Summary of Cash and Investments February 2, 2020, January 27, 2019 and April 28, 2019 (Unaudited)
Amounts in Thousands)	Amounts
	February 2, 2020	January 27, 2019	April 28, 2019*
Cash and cash equivalents	$21,872	$26,418	$40,008
Short-term investments – Available for Sale	7,580	-	-
Short -term investments – Held to Maturity	3,171	13,544	5,001
Long-term investments – Held to Maturity	2,224	-	-
Total cash and investments	$34,847	$39,962	$45,009

*Derived from audited financial statements.

Reconciliation of Free Cash Flow For the Nine Months Ended February 2, 2020, and January 27, 2019 (Unaudited)
(Amounts in Thousands)	Nine Months Ended February 2, 2020	Nine Months Ended January 27, 2019
Net cash (used in) provided by operating activities	$(519)	$8,805
Minus: Capital Expenditures	(4,072)	(2,954)
Plus: Proceeds from the sale of property, plant, and equipment	672	1,894
Minus: Investment in unconsolidated joint venture	-	(120)
Minus: Payments on vendor-financed capital expenditures	-	(1,412)
Plus: Proceeds from the sale of long-term investments (Rabbi Trust)	-	1,233
Minus: Purchase of long-term investments (Rabbi Trust)	(707)	(795)
Effect of exchange rate changes on cash and cash equivalents	(94)	(81)
Free Cash Flow	$(4,720)	$5,850

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Culp Announces Results for Third Quarter Fiscal 2020

March 4, 2020

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Three Months Ended February 2, 2020 (Unaudited)
(Amounts in Thousands)	As Reported February 2, 2020	Adjustments	February 2, 2020 Adjusted Results
Gross profit	$12,384	$-	$12,384
Selling, general, and administrative expenses	9,952	-	9,952
Asset impairments (1)	13,639	(13,639)	-
Reversal of contingent consideration – earn-out obligation (2)	(6,081)	6,081	-
Restructuring credit (3)	(35)	35	-
(Loss) income from operations	(5,091)	7,523	2,432
(Loss) income before income taxes	(5,124)	7,523	2,399

(1)
During the three-month period ending February 2, 2020, our home accessories segment incurred asset impairment charges totaling $13.6 million of which $11.2 million and $2.4 million pertained to this segment's goodwill and tradename, respectively.

(2)
During the three-month period ending February 2, 2020, we recorded a reversal of $6.1 million that pertained to a contingent earn-out obligation associated with the purchase of our 80% ownership interest in eLuxury, LLC.

(3)	The $35 restructuring credit pertains to employee termination benefits associated with the closure of our Anderson, SC upholstery fabrics facility.

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Three Months Ended January 27, 2019 (Unaudited)
(Amounts in Thousands)	As Reported January 27, 2019	Adjustments	January 27, 2019 Adjusted Results
Gross profit (1)	$14,123	$514	$14,637
Selling, general, and administrative expenses (2)	10,038	(469)	9,569
Restructuring credit (3)	(214)	214	-
Income from operations	4,299	769	5,068
Income before income taxes	4,262	769	5,031

(1)
Cost of sales for the three-month period ending January 27, 2019, includes a $514 restructuring related charge for operating costs associated with our closed upholstery fabrics facility located in Anderson, SC.

(2)
Selling, general, and administrative expenses for the three-months ending January 27, 2019, includes a $469 non-recurring charge associated with the accelerated vesting of certain stock-based compensation agreements.  Of this $469 non-recurring charge, $429 and $40 pertain to unallocated corporate expenses and a restructuring related charge, respectively, associated with our closed Anderson, SC upholstery fabrics facility.

(3)
The $214 restructuring credit represents a $362 gain on sale of the building and land associated with our closed Anderson, SC upholstery fabrics facility, partially offset by a $148 charge for employee termination benefits.

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Culp Announces Results for Third Quarter Fiscal 2020

March 4, 2020

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For the Nine Months Ended February 2, 2020 (Unaudited)
(Amounts in Thousands)	As Reported February 2, 2020	Adjustments	February 2, 2020 Adjusted Results
Gross profit	$39,853	$-	$39,853
Selling, general, and administrative expenses	30,783	-	30,783
Asset impairments (1)	13,639	(13,639)	-
Reversal of contingent consideration – earn-out obligation (2)	(6,081)	6,081	-
Restructuring credit (3)	(70)	70	-
Income from operations	1,582	7,488	9,070
Income before income taxes	1,826	7,488	9,314

(1)
During the nine-month period ending February 2, 2020, our home accessories segment incurred asset impairment charges totaling $13.6 million of which $11.2 million and $2.4 million pertained to this segment's goodwill and tradename, respectively.

(2)
During the nine-month period ending February 2, 2020, we recorded a reversal of $6.1 million that pertained to a contingent earn-out obligation associated with the purchase of our 80% ownership interest in eLuxury, LLC.

(3)	The $70 restructuring credit pertains to employee termination benefits associated with the closure of our Anderson, SC upholstery fabrics facility.

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For the Nine Months Ended January 27, 2019 (Unaudited)
(Amounts in Thousands)	As Reported January 27, 2019	Adjustments	January 27, 2019 Adjusted Results
Gross profit (1) (2)	$38,008	$2,508	$40,516
Selling, general, and administrative expenses (2) (3)	28,174	(558)	27,616
Restructuring credit (4)	(825)	825	-
Income from operations	10,659	2,241	12,900
Income before income taxes	10,485	2,241	12,726

(1)
Cost of sales for the nine-month period ending January 27, 2019, includes restructuring related charges totaling $2.3 million, of which $1.6 million pertains to inventory markdowns and $784 pertains to operating costs associated with our closed upholstery fabrics plant facility located in Anderson, SC.

(2)
During the nine-month period ending January 27, 2019, our mattress fabrics segment incurred non-recurring charges totaling $248 that pertained to employee termination benefits and other operational reorganization costs. Of the $248 total non-recurring charge, $159 and $89 were recorded in cost of sales and selling, general, and administrative expenses, respectively.

(3)
Selling, general, and administrative expenses for the nine-months ending January 27, 2019, includes a $469 non-recurring charge associated with the accelerated vesting of certain stock-based compensation agreements. Of this $469 non-recurring charge, $429 and $40 pertain to unallocated corporate expenses and a restructuring related charge, respectively, associated with our closed Anderson, SC upholstery fabrics facility.

(4)	The $825 restructuring credit represents a $1.5 million gain on sale of property, plant, and equipment associated with our closed Anderson, SC upholstery fabrics facility, partially offset by a charge of $661 for employee termination benefits.

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